233 S. Wacker Drive
Suite 4900
Chicago, Illinois 60610
telephone +1(312) 496-1200
facsimile +1(312) 496-1048
www.heidrick.com
January 23, 2024
Tom Murray

Dear Tom:
On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the terms of your continued employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.
1.Effective Date: The new terms of your employment are effective as of March 4, 2024 (the “Effective Date”). The term of this Agreement shall continue from the Effective Date through the date of a termination of your employment pursuant to Section 14 below.
2.Title: Commencing on the Effective Date, you will serve as President for the Company and you will report to the Company’s Chief Executive Officer. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interest, and shall not work or perform services for any other employer as an employee, consultant or otherwise during the term of your employment; provided that you shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage your personal and family investments, in each case, to the extent such activities do not violate any applicable policies of the Company and do not interfere with the performance of your duties and responsibilities hereunder; provided, however, that (1) your participation as a director of other boards is subject to the limitations found within the Company’s Corporate Governance Guidelines and (2) you shall not become a director of any for profit entity without first receiving the approval of the Nominating and Board Governance Committee of the Company’s Board of Directors (the “Board”).
3.Location: You will continue to adhere to your current working arrangement based in the Company’s Boston office, provided that as President you will be required to travel between your designated office and the Company’s other offices and elsewhere as reasonably necessary for the performance of your duties under this Agreement.
4.Base Salary: Commencing on the Effective Date, you will receive a monthly salary of $62,500 (which is equivalent to $750,000 annually) (“Base Salary”), payable in accordance with the Company’s payroll practices for its senior executives.
5.Management Incentive Plan (MIP) Participation: Commencing on the Effective Date, you will be eligible to participate in the MIP (the Company’s annual bonus program). You will be eligible for a target annual incentive award under the MIP equal to 125% of your Base Salary (the “Target Bonus Amount”), subject to your continued employment with the Company and pursuant to the terms of the MIP, as amended from time to time. Performance goals under the MIP will be established annually by the Human Resources and Compensation Committee of the Board (the “HRCC”). The bonus is discretionary and is not earned until approved by HRCC. Bonuses are only payable if you are employed by the Company on the date such bonus is paid (which shall be no later than March 15 in the calendar year following the year to which such bonus relates), except at the sole discretion of the HRCC or as otherwise set forth in the Severance Plans (as defined below).
6.Annual Long-Term Incentive Awards: Subject to approval by the HRCC, you will be eligible to receive consideration for annual long-term incentive grants under the Company’s 2012 GlobalShare Program, as amended from time to time (the “GlobalShare Program”), as part of your performance and compensation review under the Company’s long-term incentive plan for senior executives of the Company. Your first regular annual long-term incentive grant under this Agreement will be made to you in March 2024 with respect to fiscal 2024 and will have a grant date target value equal to $1,500,000. Based on the Company’s current program design, annual grants are made 50% in the form of restricted stock units (time vesting only) and 50% in the form of performance stock units, but the actual composition of your long-term incentive grant will be determined by the HRCC at the time of grant. Performance conditions for the performance stock units under the annual long-term incentive program will be established annually by the HRCC. For the avoidance of doubt, you shall not be entitled to an annual long-term incentive award with respect to fiscal 2023 under this Agreement and, except as provided in Section 8 below, any long-term incentive grants shall be made in the sole discretion of the HRCC and nothing in this Agreement shall entitle you to long-term incentive grants under the GlobalShare Program or any similar Company plans, programs or arrangements.
7.Severance Plans: You will be eligible to participate in the Company’s Change in Control Severance Plan and Management Severance Pay Plan, as such plans may be amended from time to time (the “CIC Severance Plan” and the “Base Severance Plan”, respectively, and together the “Severance Plans”), in each case, at the Tier I participant level; provided, that severance payments and benefits provided under the Base Severance Plan applicable to a termination of employment without Cause shall be deemed to also apply in the event of your resignation of employment for Good Reason; provided, further, that the terms “Cause” and “Good Reason” as used in the Severance Plans shall have the respective meanings set forth in this Agreement.
8.Promotion Equity Award: Subject to approval by the HRCC on or about January 22, 2024, you will be granted a promotional long-term incentive award, effective as of March 8, 2024 under the GlobalShare Program in the form of performance stock units, with a grant date fair value of $1,000,000 (the “Promotion Equity Award”). The value of the Promotion Equity Award will be converted into number of shares as of the grant date using the average closing price of the Company’s common stock for the thirty consecutive trading days including and immediately preceding the grant date (the “Base Price”). The Promotion Equity Award shall be earned in equal 25% increments upon the attainment of the applicable Stock Price Hurdle (as defined below) and which shall vest in four equal annual installments beginning on the one-year anniversary of the grant date, subject to the achievement of the applicable Stock Price Hurdle as of each vesting date and your continuous employment with the Company or an affiliate (either as President or such different role as approved by the Chief Executive Officer and the HRCC) through such vesting date and the terms and conditions of the GlobalShare Program and the applicable award agreement. If a Stock Price Hurdle is not achieved by the applicable vesting date, then the shares subject to the portion of the Promotion Equity Award that are subject to such hurdle shall remain outstanding and be eligible to vest on the next scheduled vesting date. Any shares subject to a portion of the Promotion Equity Award that is subject to a Stock Price Hurdle that is not achieved by the four-year anniversary of the grant date shall be forfeited. For purposes of the Promotion Equity Award, a “Stock Price Hurdle” shall be attained upon the closing price of the Company’s common stock equaling or exceeding each of 125% (1st year), 150% (2nd year), 175% (3rd year) and 200% (4th year) of the Base Price, in each case, for at least thirty consecutive trading days. In the event of a termination of your employment due to your death or Disability (defined below), the Promotion Equity Award, to the extent unvested, will vest in full for time vesting purposes, with the earned portion of the award to be determined based on the highest Stock Price Hurdle achieved as of the date of such termination of employment. The Promotion Equity Award is subject to the Change in Control (as defined under the GlobalShare Program) provisions as set forth in detail in the GlobalShare Program, provided that, and notwithstanding anything in the GlobalShare Program to the contrary, performance for purposes of determining the vesting of the Promotion Equity Award shall be determined based on the highest Stock Price Hurdle achieved on or prior to the Change in Control, with the per share Change in Control consideration to be used to determine whether the Stock Price Hurdle was achieved as of the date of the Change in Control and the Promotion Equity Award shall continue to vest in installments on the applicable vesting dates commensurate with the attained Stock Price Hurdle(s), subject to any accelerated vesting for a termination by the Company without Cause or your voluntary termination due to the existence of Good Reason (each as defined in this Agreement), in either case, during the two-year period beginning on the date of a Change in Control, as provided in the GlobalShare Program. For the avoidance of doubt, if your employment is terminated other than (i) due to your death or Disability or (ii) by the Company without Cause or by you for Good Reason within two years following a Change in Control, you shall forfeit the unvested portion of the Promotion Equity Award as of such termination of employment for no consideration.
9.Promotion Performance Cash Award: Subject to approval by the HRCC, you will receive a promotional performance cash award, pursuant to which you shall receive (i) a lump sum payment equal to $500,000, which shall be paid within sixty (60) days following the one-year anniversary of the Effective Date, and (ii) a lump sum payment in an amount up to $500,000, which shall be paid within sixty (60) days following the two-year anniversary of the Effective Date, in each case, subject to your continuous employment with the Company or an affiliate (either as President or such different role as approved by the Chief Executive Officer and the HRCC) through each payment date and the achievement of certain performance goals that will be determined by the HRCC in consultation with the Company’s Chief Executive Officer and communicated to you at a later date; provided, that the amount of the first payment shall be guaranteed to be $500,000 (subject, for the avoidance of doubt, to your continued employment through the applicable payment date as contemplated above).
10.Benefits: Commencing on the Effective Date, you will be eligible to participate (or continued participation as the case may be) in the Company’s benefits program to the same extent as other executives at your level. The Company’s benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan, and the Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the Company’s plan documents will be resolved in favor of the plan documents. The Company’s benefits programs, compensation programs and policies are reviewed from time to time by the Company and may be modified, amended, or terminated at any time.
11.Business Expenses: The Company will reimburse you for your reasonable business expenses incurred in the performance of your duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.
12.Compliance with Policies and Other Obligations: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically and as modified and amended from time to time following notice to you, including, but not limited to, the Heidrick & Struggles International, Inc. Policy on Recoupment of Incentive Compensation, the Heidrick & Struggles International, Inc. Misconduct Clawback Policy, the Company’s Code of Ethics, the Global Company Handbook, the U.S. Company Handbook Schedule and the Company’s insider trading policy and stock ownership guidelines. You also confirm and agree that (i) you shall not at any time disclose to the Company or any of its affiliates or representatives, or use for any purpose in the course of your employment, any confidential or proprietary information of any other person or entity, including without limitation any former employer; (ii) you have returned to all former employers any and all property belonging to any of them (including without limitation all electronically stored information), and will not at any time use any such property for any purpose in the course of your employment; and (iii) you are not a party to or bound by any employment or services agreement, confidentiality agreement, noncompetition agreement, other restrictive covenant, fiduciary obligation, order, judgment or other obligation or agreement that would or could prohibit or restrict you from executing this Agreement, being employed by the Company or from performing any of your duties under this Agreement.
13.Return to Market Compensation: If you, the Chief Executive Officer and the HRCC mutually agree (which agreement will not be unreasonably withheld, conditioned or delayed by the Chief Executive Officer or the HRCC) that you will return to a Non- Executive Officer role that is commercial facing (“Back to Market”), you will be compensated under the Company’s U.S. Search Partner Compensation Plan for the first two fiscal years with the following terms: (a) your annual base salary will be no less than $350,000; and (b) your bonus as calculated under the U.S. Search Partner Compensation Plan will be no less than $2,000,000 for each of those two years (“Back to Market Compensation”). To the extent the effective date of your agreed-upon Back to Market is not January 1, your MIP compensation under Section 5 above, and your Back to Market Compensation under this Section 13, for that fiscal year will be prorated according to such effective date. To the extent such agreed-upon effective date is prior to the dates upon which the Promotion Equity Award in Section 8 and the Promotion Performance Cash Award in Section 9 are fully paid out, the HRCC shall have the discretion to cancel any unvested portions of those awards. The HRCC shall also have discretion to cancel any portion or all of the most recent Section 6 annual long-term incentive award granted prior to such Back to Market effective date. You will also be required to enter into a customary agreement memorializing your Back to Market arrangements, including but not limited to repayment obligations for the guaranteed bonuses earned as Back to Market Compensation and restrictive covenants for consultants. For the avoidance of doubt, any severance benefits payable to you under the Severance Plans shall not be based on or adjusted by and shall not factor in any Back to Market

Compensation. Capitalized terms in this Section 13 that are not defined in this Agreement shall have the meanings prescribed for such terms in the Company’s U.S. Search Partner Compensation Plan.
14.Termination of Employment:
a.Employment at Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without Cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination, and the Company reserves the right to pay you severance in the form of salary continuation payments in lieu of any such required notice.
b.No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, including, but not limited to, the CIC Severance Plan, the Company shall have the right to terminate your employment for Cause or due to your death or Disability (each as defined below) immediately upon written notice.
c.Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), any amounts due under the Company’s benefit plans and programs in accordance with their respective terms (including but not limited to the GlobalShare Program, the CIC Severance Plan, and Base Severance Plan, as applicable), reimbursement of all business expenses incurred in accordance with the Company’s policies, and any other amounts required by law.
d.Definition of Cause: For purposes of this Agreement, as well as under the Severance Plans and the Promotion Equity Award, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, gross negligence, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your indictment of, or plea of nolo contendere to, a crime constituting a (x) a felony under the laws of the United States or any state thereof or (y) misdemeanor involving moral turpitude; (iii) your material violation or breach of the written policies of the Company or any of its affiliates (including without limitation the Company’s Code of Ethics and the Company’s policies relating to anti-harassment and hostile work environment, insider trading, and conflicts of interest, each as in effect from time to time), your material violation or breach of a material obligation that you owe to the Company pursuant to your duties and obligations under the Company’s by-laws, or your material violation or breach of any provision of this Agreement or any award or other agreement between you and the Company or any of its affiliates, and, in any of the foregoing instances, failure to cure such breach or violation within thirty (30) days of receipt of notice of the violation or breach (where such cure is possible); (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business in violation of this Agreement or a written policy of the Company; (v) any knowing or negligent act or omission by you or at your direction which results in the restatement of the financial statements of HSII or a subsidiary of HSII; (vi) your willful engagement in conduct causing demonstrable injury to the Company or its reputation; (vii) your willful and unreasonable failure or refusal to perform your duties as the Company reasonably requires and the continuation thereof after the receipt by you of written notice from the Company and failure to cure within thirty (30) days of receipt of the notice (where such cure is possible); or (viii) your habitual or gross use of alcohol or controlled substances which interferes with the performance of your duties and obligations on behalf of the Company. For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. The determination of whether you have been terminated for “Cause” will be made at the sole discretion of the Board.
e.Definition of Disability: For purposes of this Agreement, “Disability” shall mean that you have been unable, for one hundred twenty (120) consecutive days, to perform your duties under this Agreement even with accommodation, because of physical or mental illness or injury.
f.Definition of Good Reason: For purposes of this Agreement, as well as under the Severance Plans and the Promotion Equity Award, “Good Reason” shall mean any of the following: (i) a diminution in your title from President or in your reporting relationship to the Chief Executive Officer; (ii) the Company’s requiring you to be primarily based at, or perform your principal functions at, any office or location other than a location within thirty-five (35) miles of the

Company’s Boston, Massachusetts office; (iii) a reduction in Base Salary; (iv) a reduction in your target incentive opportunity under the MIP below 125% of your Base Salary; or (v) a material breach by the Company of this Agreement. Prior to your right to terminate this Agreement for Good Reason, you shall give written notice to the Company of your intention to terminate your employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which your Good Reason termination is based and such notice shall be given within ninety (90) days of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have thirty (30) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible and, in the event the Company fails to cure the event giving rise to Good Reason, your termination of employment shall be effective as of the expiration of the cure period. Notwithstanding the foregoing, Good Reason, as defined herein, shall cease to apply in the event of your return to Back to Market.
g.Return of Company Materials: Upon the termination of your employment by either party for any or no reason, or upon request of the Company, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files, identification cards, and any documents or things containing any confidential or proprietary information of the Company) and all materials created by you during your employment; provided, however, that notwithstanding anything to the contrary in this Agreement, you may retain a copy of (i) this Agreement; and (ii) documents concerning your compensation and benefits, including but not limited to documents concerning any equity award(s), incentive award(s) or severance benefits. In addition, you agree that upon the termination of your employment, or upon request of the Company, you will provide the Company with all passwords and similar information for Company-provided systems and programs that will be necessary for the Company to access materials on which you worked or to continue in its business.
15.Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates, and you acknowledge that your services have been and/or will be of special unique and extraordinary value to the Company and its affiliates. During the term of your employment with the Company and thereafter, and subject to Section 19(h) of this Agreement and except as required by law or authorized in advance by the Company, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Nothing herein prevents you from disclosing such information as is required by law pursuant to a validly issued subpoena or during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice; provided that, subject to Section 19(h) below, (a) you shall first promptly notify the Company if you receive a subpoena, court order, or other order requiring disclosure of any confidential or proprietary information, to allow the Company to seek protection therefrom in advance of any such legally compelled disclosure; and (b) with respect to disclosure to any personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, upon termination of employment for any reason or upon request by the Company, you shall return, and you shall not, directly or indirectly, remove or retain, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.
16.Intellectual Property Rights:
a.Definitions: “IP Rights” means all rights in and to United States and foreign intellectual property and all similar or equivalent rights or forms of protection throughout the world, in each case whether registered or unregistered, including: (i) patents, patent applications, provisional patent applications, and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, or the like) as well as any foreign equivalents thereof and all documentation associated therewith, (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, moral rights, and rights in data and databases, and (iv) trade secrets, know-how, and other confidential information. “Develop” means to create, prepare, produce, author, edit, amend, invent, conceive, develop, assemble, or reduce to practice or, in the case of works of authorship, to fix in a tangible medium of expression. “Work Product” means all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever that are Developed by you, individually or jointly with others, during the period of your employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by you for the Company (in each case, regardless of when or where the work product is prepared during the period of your employment with the Company or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical, and electronic copies and other tangible embodiments thereof; provided, however, that, solely to the extent 765 I.L.C.S. 1060/2 is deemed to apply, Work Product shall not include any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used, and which was developed entirely on your own time, unless the invention either relates to the Company’s business or its actual or demonstrably anticipated research or development or the invention results from any work that you perform for the Company.
b.Work Made for Hire; Assignment: You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by applicable law, all Work Product consisting of copyrightable subject matter is a “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply or all right, title and interest in and to the Work Product and all IP Rights therein and improvements thereto does not automatically vest as the exclusive property of the Company, you hereby irrevocably assign to the Company (for itself and for the benefit of its successors and assigns), for no additional consideration, all of my right, title, and interest throughout the world in and to any and all Work Product and all IP Rights therein and improvements thereto, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world.
c.Moral Rights: Any assignment of copyrights by you to the Company includes all rights of attribution, paternity, integrity, modification, disclosure, withdrawal, and any other rights throughout the world that may be known or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby irrevocably waive in favor of the Company and agree not to enforce any and all Moral Rights, including any right to identification of authorship or limitation on subsequent modification, that you may have in the assigned copyrights.
d.Further Assurances; Power of Attorney: During and after your employment with the Company, you will (i) assist and cooperate with the Company (or its designee), without charge by you to the Company (or its designee) but at no expense to you, in every proper way to secure the Company’s rights (including IP Rights) in the Work Product and maintain, protect, and enforce the same in any and all jurisdictions throughout the world and (ii) execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, as may reasonably be necessary or desirable to carry out the purposes and intent hereof. If, due to your mental or physical incapacity or unreasonable refusal to cooperate with the Company, the Company is unable to secure your signature with respect to any Work Product, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead, to execute, file, and deliver any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by you. The foregoing power of attorney is coupled with an interest in and to the Work Product, shall be irrevocable, and shall not be affected by your subsequent incapacity or death.

17.Non-Competition/Non-Solicitation.
a.Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company for any reason (the “Restricted Period”), you shall not:
i.become engaged in or otherwise obtain a financial interest in, directly or indirectly (whether as an owner, officer, employee, consultant, director, stockholder, or otherwise), any company, enterprise or entity that provides, or to your knowledge has made substantial preparation to provide, services or products that compete with any portion of the “Business” (as defined below in Section 17(b)), in each case anywhere in any geographic area where all or any portion of the Business is conducted or, to your knowledge, is in active planning to be conducted at any time during your employment or, at the time of your termination and with respect to which you, at any time during the last two years of employment, provided services or had material presence, responsibilities, or influence (the “Territory”); provided, that it shall not be a violation of this restriction to engage in the passive investment in securities of publicly traded companies that are not in excess of two percent (2%) of any such company’s outstanding securities;
ii.directly or indirectly solicit, or assist any other person in soliciting for a competitive Business, or to otherwise interfere with the Company’s relationship with, (x) any client of the Company or its affiliates which engaged the Company for services in the twelve (12) months prior to your employment termination date, or (y) any prospective client of the Company (I) with respect to whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company, or (II) about whom you learned confidential information as a result of your employment; provided, that this subpart 17(a)(ii) shall not apply to any clients of the Company with respect to whom the Company received aggregate annual gross revenue (determined on a fiscal year basis) of less than $100,000;
iii.directly or indirectly solicit, or assist any other person in soliciting, any person who was an employee of the Company or its affiliates as of your termination of employment with the Company, or any person who, as of such date, was actually known by you to have been in the process of being recruited to become an employee by the Company or its affiliates, or induce any such employee or person to terminate his or her employment or prospective employment with the Company or its affiliates (in each case, other than a personal or executive assistant whose primary role and responsibilities were related to supporting your day-to-day activities); or
iv.hire, or assist another person in hiring, any employee of the Company or its affiliates who possesses or is reasonably likely to possess the Company’s or any of its affiliates’ confidential information for a position where the employee’s knowledge of such information is reasonably likely to be relevant to the position or such information is reasonably likely to be disclosed.
b.As used in this Section 17:
i.the term “Business” shall mean the business of the Company and its direct and indirect parents and subsidiaries at the time of termination of your employment with the Company and shall include (I) executive search, which includes facilitating the recruitment, management and deployment of senior executives for executive management and board director positions; (II) consulting services, which includes succession planning, culture assessment and leadership assessment and development; (III) on-demand talent; (IV) talent and human capital digital offerings; and (V) during the term of this Agreement and as of the date of your termination of employment, any other service or product provided by the Company or for which the Company had made substantial preparation to enter into or offer that is a Material Business or was reasonably projected in writing by the Board to constitute a Material Business within 2 years following your termination of employment; and
ii.the term “Material Business” shall mean a service or product or other line of business which generates 10% or more of the Company’s gross annual revenues.

c.Nothing in this Section 17 shall prohibit you from providing services or products (other than services or products similar to those provided by the Company in the conduct of the Business) to an entity that is not engaged in a business, or providing products or services, which compete with a Business (a “Competitive Activity”) but which has one or more affiliates, divisions or business units that is engaged in a Competitive Activity; provided that (i) the entity does not derive more than 10% of its gross annual revenues from such Competitive Activity, and (ii) (x) your duties, responsibilities and authority with respect to such entity do not result in your being directly involved in the conduct or facilitation of such Competitive Activity, and (y) if your duties, responsibilities and authority with respect to such entity would otherwise result in your being indirectly (through supervision or otherwise) involved in the conduct or facilitation of such Competitive Activity (“Indirect Activity”), appropriate safeguards, reasonably acceptable to the Company, are implemented in order to prevent your engagement in such Indirect Activity.
d.Each of the foregoing restrictions contained in Section 17 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in Section 17 are reasonable in scope and duration and are necessary to protect the Company’s confidential information and other business interests. If any provision of Section 17 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable to the fullest extent possible and will be enforced.
e.In exchange for your compliance with and in consideration for the non-compete restrictions in Section 17(a)(i) above and subject to Section 409A of the Internal Revenue Code, the Company shall pay, during the entirety of the Restricted Period, fifty (50) percent of your highest annualized base salary as paid by the Company within the two (2) years preceding your termination (such payment, the “Noncompete Consideration”), payable in prorated installments in accordance with the Company’s normal payroll schedule with the first such installment commencing on the first regularly scheduled Company payday following the effective date of the termination of your employment (but in any event no later than 30 days following your termination of employment). In the event that you are entitled to severance payments under any of the Severance Plans (defined above), you acknowledge and agree that the severance payment amounts under the Severance Plans shall satisfy the requirements for the Noncompete Consideration. The Company shall have no obligation to pay any Noncompete Consideration if within ten (10) business days after the effective date of the termination of your employment with the Company, the Company provides a written waiver of its right to enforce the non-compete restrictions during the Restricted Period. In addition, the Company may select an earlier end date to the Restricted Period by providing a written waiver specifying such date within ten (10) business days after the effective date of termination of your employment with the Company. The Company’s obligation to pay the Noncompete Consideration shall terminate upon the earliest of (x) the end of the Restricted Period, (y) such earlier date set forth in a waiver pursuant to this Section 17(e), or (z) breach of any of the covenants set forth in Sections 15 or 17 by you, provided however that the Company will pay any severance payments otherwise owed pursuant to the terms of the Severance Plans. For the avoidance of doubt, this Section 17(e) applies only to the non-compete restrictions in Section 17(a)(i) above.
18.Remedies; Acknowledgment Respecting Breach. You acknowledge and agree that the protections of the Company set forth in Sections 15 and 17 are fair and reasonable. The parties agree and acknowledge that the breach of any provision of Sections 15 or 17 will cause immediate and irreparable damage to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, you agree that, upon actual or threatened breach of any provision of either Section, the Company and its affiliates will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company and its affiliates may have (including, without limitation, the right to seek monetary damages). The Company and you agree that in any action by the Company or any of its affiliates to enforce its or their rights under

Sections 15 or 17 of this Agreement, the prevailing party in such action shall be awarded its reasonable attorneys’ fees and court costs.
19.Other Legal Matters:
a.No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement. You further represent and warrant that you shall not disclose to the Company or any of its affiliates or induce the Company or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.
b.Acknowledgment: By signing this Agreement, you acknowledge and agree that: (i) you have read and understand the terms and effects of this Agreement; (ii) you are hereby advised to consult with an attorney if you so choose (at your cost) before executing this Agreement; (iii) you negotiated the terms of this Agreement with the Company and that you enter into this Agreement knowingly and voluntarily; and (iv) you have had a sufficient period of time of at least 14 calendar days (the “Review Period”) in which to consider and review this Agreement before the Effective Date; provided that to the extent you review and sign this Agreement before the expiration of the Review Period, you acknowledge and agree that you have voluntarily and knowingly waived such additional time.
c.Legal Fees: The Company agrees to reimburse you for your reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement in an amount up to $25,000, provided that you submit documentation of such expenses within 60 days of the Effective Date and the Company shall reimburse you within 90 of the Effective Date. You shall solely bear any such fees and costs in excess of such amount.
d.Applicable Legal Standards; Venue: You will be an employee of the Company’s United States operations and agree that the laws of the United States of America and the State of Illinois shall govern your employment with the Company. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Chicago, Illinois, and agree that any claim which may be brought in a court of law or equity shall be brought in any such Chicago, Illinois court.
e.Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.
f.Full and Complete Agreement: This Agreement (and the plans and other agreements referenced herein) contains our entire understanding with respect to your employment and can be amended only in writing and signed by you and either the Chief Legal Officer or other duly authorized officer. This Agreement supersedes any and all prior agreements (including, without limitation, your employment letter agreement, dated May 23, 2022), whether written or oral, between you and the Company that are not specifically incorporated by reference herein. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which you are a participant or a party, as in effect from time to time (collectively, “Other Programs”), this Agreement will control, unless any applicable such Other Program either is more favorable to you or you agree in writing that such Other Program controls. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
g.Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.
h.Survival of Provisions: The provisions of Sections 14(b) and (c) and 15 through 19 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

i.Protected Rights: Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prohibits you from reporting possible violations of federal law or regulation to or file a charge or complaint with any governmental agency or commission or regulatory authority, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit your ability to communicate with any governmental agency or commission or regulatory authority or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or commission or regulatory authority, including providing documents or other information, without notice to the Company. Furthermore (i) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
j.Disclosures to Future Employers: You agree to promptly disclose your obligations to the Company under Sections 15 and 17 of this Agreement to any future employer or other person or entity with whom you may become, or may seek to become, employed or engaged to perform services of any kind following your employment with the Company. You further agree that the Company may in its discretion disclose this Agreement or any part thereof to any such actual or prospective employer or other person or entity, and that you shall not have or assert any claims of any kind against the Company for doing so.
k.Withholding: All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
l.Code Section 409A: It is intended that any amounts payable under this Agreement shall be exempt from or shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”), and the Company’s and your exercise of authority or discretion hereunder shall comply therewith so as not to subject you to the payment of any interest or additional tax imposed under Section 409A. To the extent any amount payable to you from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Section 409A, the payment arrangements shall be modified, in a manner intended to the maximum extent possible to preserve the business arrangements contemplated hereunder, to avoid such additional tax. This provision includes, but is not limited to, a six-month delay in payment of deferred compensation to a “specified employee” (as defined in the Treasury regulations under Section 409A) upon a separation from service, to the extent applicable. To the extent that reimbursements or other in-kind benefits under this Agreement constitute deferred compensation under Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Tom, the entire Board is very excited to have you as our President and we are looking forward to continuing to work with you in your new role.
Sincerely,

/s/ Adam Warby
Adam Warby
Chairman of the Board of Directors
I hereby accept the terms and conditions of employment outlined in this Agreement.

/s/ Tom Murray
Tom Murray	Date
Copy:
Sarah Payne, Chief Human Resources Officer
Tracey Heaton, Chief Legal Officer and Corporate Secretary